Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2012

FINANCIAL RESULTS AND RAISES FULL YEAR OUTLOOK

~ Net Sales Increased 18.8% to $204.3 Million ~

~ Comparable Store Net Sales Increased 12.0% ~

~ Operating Margin of 10.2% ~

~ Net Income Increased 91.3% to $12.9 Million, or $0.46 per Diluted Share ~

~ Company Raises Full Year Revenue and EPS Guidance ~

TOANO, Va, October 24, 2012 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the third quarter and nine months ended September 30, 2012, and raised its outlook for 2012.

Third Quarter Results

Net sales increased $32.3 million, or 18.8%, to $204.3 million in the third quarter of 2012 from $172.0 million in the third quarter of 2011. Comparable store net sales increased 12.0% for the quarter, driven by an 11.7% increase in the number of customers invoiced at these stores and a slight increase in the average sale. Non-comparable store net sales increased $11.7 million. The Company opened seven new stores during the third quarter.

Gross margin was 38.1% in the third quarter of 2012 compared to 35.6% in the third quarter of 2011. The increase in gross margin reflects generally lower costs of product due to both sourcing initiatives and sales mix, partially offset by higher net transportation costs.

Selling, general and administrative (SG&A) expenses decreased as a percentage of net sales to 28.0% for the third quarter of 2012 compared to 29.3% for the third quarter of 2011. Operating margin increased 380 basis points to 10.2% in the third quarter of 2012, from 6.4% in the third quarter of 2011.

Net income increased 91.3% to $12.9 million, or $0.46 per diluted share, in the third quarter of 2012 from $6.7 million, or $0.24 per diluted share, in the third quarter of the prior year.

Cash and cash equivalents at September 30, 2012 totaled $40.1 million, compared with $37.8 million at September 30, 2011 and $61.7 million at December 31, 2011.

Robert M. Lynch, President and Chief Executive Officer, commented, “Our team continued to generate consistent strength in our top line by broadening our advertising reach and frequency, expanding our merchandise assortment and driving effective store execution. As a result, we delivered record operating margin and EPS in the quarter. Our value proposition, combining price, selection, quality and availability with the expertise and service provided by our people, resonated with customers during the quarter as we continued to capture share in our fragmented market.”

First Nine Months Results

Net sales increased 18.8% to $602.7 million in the first nine months of 2012 from $507.1 million in the first nine months of 2011. Comparable store net sales increased 10.7% for the first nine months of 2012, compared to a decrease of 3.3% for the first nine months of the prior year. Non-comparable store net sales increased $41.4 million over the prior year. The Company opened 21 new stores during the first nine months of 2012 and as of September 30, 2012, operated 284 stores in 46 states and Canada.

Gross margin increased to 37.6% for the first nine months of 2012 from 35.3% in the same period of 2011. SG&A expenses decreased as a percentage of net sales to 28.7% for the first nine months of 2012, compared to 29.5% for the first nine months of 2011. Operating margin increased to 8.9% in the first nine months of 2012, from 5.7% in the first nine months of 2011.

Net income increased 86.9% to $33.3 million, or $1.18 per diluted share, in the first nine months of 2012 compared to $17.8 million, or $0.63 per diluted share, in the first nine months of the prior year.

During the nine months ended September 30, 2012, pursuant to its previously announced stock repurchase program, the Company repurchased approximately 1.5 million shares of its common stock for $40.1 million, including approximately 175,000 shares in the third quarter of 2012. At September 30, 2012, approximately $9.9 million remained available under the Company’s $50 million stock repurchase program.

Company Outlook

Based on year-to-date results and current trends, the Company now expects to achieve the following in 2012:

•	Net sales for the full year in the range of $791 million to $799 million, up from the previous range of $750 million to $775 million.

•	Comparable store net sales for the full year increasing in the mid to high single digits.

•	The opening of a total of 23 to 25 new store locations.

•

Full year earnings per diluted share in the range of $1.53 to $1.59, based on a diluted share count of approximately 28.0 million shares, which is exclusive of any future impact of the share repurchase program. The Company previously expected a range of $1.30 to $1.42, based on a diluted share count of 28.0 million shares.

Mr. Lynch concluded, “Our team remains unified in its vision and motivated to continue taking market share through our powerful value proposition and uniquely profitable store model. Even with record results through the third quarter, we are more excited than ever by the long-term opportunities that lie ahead. While our economy is facing a number of uncertainties in the coming months, our focus remains on continuous improvement in everything we do so that we can deliver value to our customers and shareholders.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, October 24, 2012, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call through October 31, 2012 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering conference ID number 401437. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

With over 285 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With quality brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations

Ashleigh McDermott

Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$40,065	$61,675
Merchandise Inventories	194,954	164,139
Prepaid Expenses	6,352	4,292
Other Current Assets	8,017	7,863

Total Current Assets	249,388	237,969
Property and Equipment, net	46,391	44,147
Goodwill	9,693	9,693
Other Assets	1,907	3,045

Total Assets	$307,379	$294,854

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$29,973	$38,161
Customer Deposits and Store Credits	24,074	18,120
Accrued Compensation	6,831	2,509
Sales and Income Tax Liabilities	4,388	5,092
Other Current Liabilities	9,765	6,839

Total Current Liabilities	75,031	70,721

Deferred Rent	3,605	3,328
Deferred Tax Liability	6,153	5,721

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,141,423 and 27,894,543 outstanding, respectively)	29	28
Treasury Stock, at cost (1,539,971 and 53,085 shares, respectively)	(41,465)	(1,116)
Additional Capital	124,346	110,163
Retained Earnings	139,459	106,203
Accumulated Other Comprehensive Income (Loss)	221	(194)

Total Stockholders’ Equity	222,590	215,084

Total Liabilities and Stockholders’ Equity	$307,379	$294,854

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net Sales	$204,291	$171,993	$602,672	$507,133
Cost of Sales	126,405	110,745	376,169	328,368

Gross Profit	77,886	61,248	226,503	178,765

Selling, General and Administrative Expenses	57,135	50,327	172,638	149,832

Operating Income	20,751	10,921	53,865	28,933

Other (Income) Expense	(26)	(148)	(99)	(303)

Income Before Income Taxes	20,777	11,069	53,964	29,236

Provision for Income Taxes	7,895	4,334	20,708	11,438

Net Income	$12,882	$6,735	$33,256	$17,798

Net Income per Common Share—Basic	$0.47	$0.24	$1.21	$0.64

Net Income per Common Share—Diluted	$0.46	$0.24	$1.18	$0.63

Weighted Average Common Shares Outstanding:
Basic	27,125,855	27,759,306	27,518,206	27,673,741
Diluted	27,744,564	28,327,375	28,094,040	28,379,234

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$33,256	$17,798
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	7,323	6,129
Stock-Based Compensation Expense	3,019	3,002
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(30,962)	(5,789)
Accounts Payable	(8,212)	(14,184)
Customer Deposits and Store Credits	5,966	6,967
Prepaid Expenses and Other Current Assets	(2,427)	(2,866)
Other Assets and Liabilities	8,973	4,960

Net Cash Provided by Operating Activities	16,936	16,017

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(9,570)	(11,637)
Cash Paid for Acquisition	—	(4,725)

Net Cash Used in Investing Activities	(9,570)	(16,362)

Cash Flows from Financing Activities:
Payments for Share Repurchases	(40,349)	(151)
Proceeds from the Exercise of Stock Options	8,031	2,116
Excess Tax Benefits on Stock Option Exercises	3,141	1,421

Net Cash (Used in) Provided by Financing Activities	(29,177)	3,386
Effect of Exchange Rates on Cash and Cash Equivalents	201	(54)

Net (Decrease) Increase in Cash and Cash Equivalents	(21,610)	2,987
Cash and Cash Equivalents, Beginning of Period	61,675	34,830

Cash and Cash Equivalents, End of Period	$40,065	$37,817